EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of December, 2001 by and between TEAM SPORTS ENTERTAINMENT, INC., a Delaware Corporation (“TSPT”), and WILLIAM G. MILLER, an individual resident of the State of Georgia (the “Executive”), and is effective as of January 1, 2002 (the “Effective Date”).

WHEREAS, TSPT intends to employ Executive and desires to set forth the terms and conditions on which Executive shall be employed and provide services to TSPT and its subsidiaries.

WHEREAS, TSPT and Executive desire to set forth the terms and conditions on which Executive shall be employed and provide services to TSPT.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and TSPT including, without legally bound, hereby agree as follows:

ARTICLE I

EMPLOYMENT

Section 1.1 Duties and Responsibilities. TSPT hereby employs Executive full time as its Chief Executive Officer. Executive shall do and perform all reasonable services and acts necessary or advisable to fulfill the duties of such office, and shall conduct and perform such additional services and activities as may be reasonably determined from time to time by the Board of Directors of TSPT (“Board”), including, but not limited to acting as the sole director and Chairman of Team Racing Auto Circuit, LLC (TRAC) and becoming a member of TSPT’s Board of Directors except for certain employment agreement obligations owed by Executive to Miller Industries, Inc. (“MII”) which are set forth in Executive’s Employment Agreement with MII, a copy of which has been provided to TSPT. Executive, during the term of this Agreement shall devote his energy and skill to the business of TSPT and to the promotion of TSPT’s interest, and Executive acknowledges that he has a duty of loyalty to TSPT and shall not, during the term hereof, engage in, directly or indirectly, any other business or activity (including management or consulting activities) whether or not for pecuniary gain, that could materially and adversely affect TSPT’s business or Executive’s ability to perform his duties under this Agreement.

Section 1.2 Term of Employment. The term of Executive’s employment hereunder shall continue for a period of Sixteen (16) months from the Effective Date, unless earlier terminated as provided in this Agreement. At the end of the initial Sixteen (16) month term, and at the end of each renewal term, this Agreement shall automatically be extended for an additional one (1) year term unless either party hereto shall give written notice of its or his intent to terminate for any or no reason sixty (60) days prior to the end of the initial term or any subsequent renewal term.

Section 1.3 Compensation and Benefits. For all services to be rendered by Executive under this Agreement, TSPT shall pay Executive as follows:

(a)	Base Salary. Executive shall be paid a gross salary of Fifty Thousand Dollars ($50,000) per month payable as follows:

(i)	Upon the execution of this Agreement, TSPT shall pay the sum of Two Hundred Thousand Dollars ($200,000) which represents payment for Executive’s consulting services to TSPT which began on September 1, 2001 and continue through December 31, 2001.

(ii)	On January 3, 2002, TSPT shall pay the sum of Three Hundred Thousand Dollars ($300,000) for the employment period January 1, 2002 through June 30, 2002.

(iii)	Due to the fact that TSPT is a developmental stage company and its financial resources cannot be guaranteed, TSPT agrees to establish on January 3, 2002 a six month restricted certificate of deposit in the name of Executive in the sum of Four Hundred Eighty Thousand Dollars ($480,000). In the event Executive has not been terminated prior to July 3, 2002 pursuant to Section 1.3(b), Executive shall retain the certificate of deposit as compensation for the employment period of July 1, 2002 to April 30, 2003.

(b)	Bonus. In the event TRAC shall begin its first race with a minimum of eight (8) racing terms by July 1, 2003 (the “Bonus Event”) and Executive was employed by TSPT for a period of twelve (12) months as its Chief Executive Officer, Executive shall be paid as additional compensation a bonus in an amount equal to the following:

(i)	A bonus equal to One Million Dollars ($1,000,000), payable in cash, within five (5) business days of the beginning of the first TRAC automobile race; and

(ii)	Executive shall be granted as of the effective date of this Agreement the right to purchase 1,000,000 shares of TSPT common stock (the “Bonus Option”). The Bonus Option will vest upon the occurrence of the Bonus Event. The exercise price for the Bonus Option shall be equal to the fair market value of TSPT’s common stock on the date of grant, which date shall be December 1, 2001. The Bonus Option shall expire ten years from the date of grant and will stay in effect for ten years whether Executive is an employee of TSPT or not for the entire ten year period.

(c)	Employee Benefit Plans. Executive shall be entitled to participate in employee benefit plans including group health and dental insurance plans, to the same extent as other senior executives of TSPT.

(d)	Directors and Officers Liability Insurance. TSPT agrees to maintain Director and Officer Liability Insurance during the term of this Agreement with coverage terms that shall be acceptable to Executive.

Section 1.4 Stock Options. Executive shall be granted, in addition to the Bonus Option two additional options to purchase a total of 3,000,000 TSPT common shares (the “Option Shares”) as follows:

(a)	Option One. Executive shall be granted as of the Effective Date of this Agreement, the right to purchase 2,500,000 Option Shares, which shall vest immediately upon the execution of this Agreement. The exercise price shall be equal to the closing price of TSPT’s common stock on the date of grant, which date shall be December 1, 2001 as reported on the OTC:Bulletin Board. This option will expire ten years from the date of grant and shall stay in effect for ten years whether Executive is an employee from TSPT or not for the entire ten year period.

(b)	Option Two. Executive shall be granted upon his acceptance to become a member of TSPT’s Board of Directors an option to acquire 500,000 TSPT common shares at an exercise price of $1.00 per share. This option will vest immediately upon the Executive’s acceptance to join TSPT’s Board of Directors and will terminate ten years from Executive’s acceptance and shall stay in effect for ten years whether Executive is an employee of TSPT or not for the entire ten year period.

Section 1.5 Business Expenses. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably incurred for business travel (including first class air travel), lodging communications (including cell phone and pager), entertainment and meals in connection with the performance of Executive duties under this Agreement, upon submission of sufficient documentation evidencing same and in accordance with established TSPT policies for reimbursement of business expenses. In the event, Executive determines it is in the best interest of TSPT to use Executive’s private aircraft, TSPT shall reimburse Executive for the variable cost in using the private aircraft which is anticipated to cost $1,300.00 per flight hour.

Section 1.6 Place of Employment. TSPT agrees to provide an office for Executive in Atlanta, Georgia at a location selected by Executive. TSPT will provide Executive with any equipment and/or furniture necessary for Executive to complete his duties under this Agreement as well as an Executive Assistant selected by Executive.

ARTICLE II

COVENANTS OF EXECUTIVE

Section 2.1 Confidentiality. Executive recognizes the interest of TSPT in maintaining the confidential nature of its proprietary and other business and commercial information. in connection therewith, Executive covenants that during the term of his employment with TSPT under this Agreement, and for a period of two (2) years thereafter,

Executive shall nor, directly or indirectly, except as authorized in writing by TSPT’s Board of Directors, publish, disclose or use for his own benefit or for the benefit of a business or entity other than TSPT or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Executive during his employment, relating to TSPT or any of its affiliates’ or subsidiaries’ businesses, operations, customers, suppliers, products, employees, financial information, budgets, practices, strategies, prices, methods, technology, know-how, intellectual property, documentation, concepts, improvements, plans, research and development, leads and/or marketing materials, records, files, databases, accounting journals, accounts receivable records, business plans and other similar information (the “Proprietary Information”). Executive will abide by TSPT’s policies and regulations, as established from time to time, for the protection of its Proprietary Information.

Section 2.2 Proprietary Information. Executive shall not, at any time, either during or after the term of his employment with TSPT under this Agreement, use or disclose any Proprietary Information (as defined by applicable law) of TSPT or its affiliates or subsidiaries, except in fulfillment of his duties during his employment, for so long as the pertinent information or date remain Proprietary Information, whether or not the Proprietary Information are in written or tangible form.

Section 2.3 Surrender of Records. Executive shall provide TSPT with notice of any inadvertent disclosure of Proprietary Information. Executive acknowledges that all Proprietary Information is and shall remain the sole property of TSPT and/or such affiliated entity or subsidiary and shall upon termination of Executive’s employment with TSPT for any reason whatsoever, or upon the request of TSPT turn over to TSPT proprietary Information without retaining notes or copies thereof (together with a written statement certifying as to his compliance with the foregoing).

Section 2.4 Non-Solicitation of Clients and Employees. During the term of Executive’s employment with TSPT and for the two (2) year period following the termination of Executive’s employment with TSPT for any reason, Executive shall not, directly or indirectly:

(a)	solicit or accept, or attempt to solicit or accept any business from any individual or entity that was a customer or client of TSPT or its subsidiaries during the two (2) year period ending on the date of termination of Executive’s employment with TSPT or actively sought after prospective clients, for the purpose of providing services or products to such customer or client which are competitive with the services or products offered or provided by TSPT or

(b)	employ, induce, solicit or attempt to solicit for employment, or assist others in employing, inducing or soliciting for employment, any individual who is or was an employee or independent contractor of TSPT or its subsidiaries in an attempt to have any such individual work for Executive, or any other individual or entity in the “Business” (as hereinafter defined) during the two (2) year period ending on the date of termination of Executive’s employment with TSPT.

Section 2.5 Non-Competition. Excluding Executive’s ownership and management of a TRAC automobile racing team, during the term of Executive’s employment with TSPT and for the two (2) year period following the termination of Executive’s employment with TSPT, Executive shall not, without the prior written consent of the Board, which consent may be withheld at the sole discretion of the Board, directly or indirectly, in his individual capacity as owner, director, officer, employee, consultant or agent, or on behalf of any other individual, partnership. corporation, limited liability company or other entity, engage in or be associated with any business that, directly or indirectly, competes with TSPT or its subsidiaries in the Business. For purposes hereof, “Business” means companies engaged in developing and operating a single entity motor sports racing league. Nothing herein shall preclude Executive from holding not more than one percent (1%) of the outstanding equity of any company, so long as Executive does not, in fact, have the power to participate in controlling or directing the management of such company other than by such voting equity.

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1 Termination by TSPT. Executive’s employment may be terminated by TSPT during the term of this Agreement upon the occurrence of one or more of the following events:

(a)	Termination Without Cause. If Executive’s employment is terminated without cause for any or no reason (other than those set forth in Section 3.1(b) hereof) in the event TSPT elects to terminate this Agreement, Executive’s status shall convert to that of an independent consultant. As an independent consultant, Executive will receive Fifty Thousand Dollars ($50,000) per month as compensation and will make himself available to TSPT for up to Thirty (30) days per year at the sole request of TSPT’s Board of Directors until April 30, 2003.

(b)	Termination for Cause. Upon the effective date of written notice sent to Executive (which shall not be prior to the date on which such notice is sent) stating TSPT’s determination that it is terminating Executive for “Cause”, which for purposes of this Agreement shall mean:

(i)	an intentional act of fraud, embezzlement or theft of funds or property of TSPT or any of us clients/customers;

(ii)	conviction of a felony or any similar crime involving dishonesty or moral turpitude (for these purposes, conviction shall include a plea of no contest or plea to any lesser charges predicated on the same underlying conduct);

(iii)	failure to comply in any material respect with the terms of this Agreement (after written notice and a reasonable opportunity to cure).

In the event Executive’s employment is terminated pursuant to section 3.1(b), Executive’s rights and TSPT’s obligations hereunder and under all stock options granted in accordance with this Agreement shall forthwith terminate in their entirety, except that notwithstanding the foregoing the expiration date of any stock options granted shall be one (1) year from the date of receipt of written notice pursuant to Section 3.1(b).

Section 3.2 Resignation by Executive. Executive’s employment may be terminated by Executive during the term of this Agreement at any time for any reason. In the event Executive exercises his tight to terminate this Agreement, Executive’s status shall convert to that of an independent consultant. As an independent consultant, Executive will receive Fifty Thousand Dollars ($50,000) per month as compensation and will make himself available to TSPT for up to Thirty (30) days .per year at the sole request of TSPT’s Board of Directors until April 30, 2003.

ARTICLE IV

TERMINATION OF EMPLOYMENT

Section 4.1 Survival. Notwithstanding anything to the contrary herein, the provisions of this Agreement shall survive and remain in effect in accordance with their respective terms in the event Executive’s employment is terminated for any reason.

Section 4.2 Enforcement Costs. If any civil action, arbitration, or other legal proceeding is brought for the enforcement of the Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of the Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs, and all expenses (including, without limitation, all such fees, taxes, costs, and expenses incident to arbitration, appellate and post-judgment proceedings), incurred in that civil action, arbitration, or legal proceeding, in addition to any other relief to which such party or parties may be entitled.

Section 4.3 Notices. For purposes of this Agreement, all communications including, without limitation, notices and consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the day of transmission when given by facsimile transmission with confirmation of receipt, (c) on the following day if submitted to a nationally recognized courier service, or (d) five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to:

If to Team Sports Entertainment, Inc.	If to Executive

G. David Gordon & Associates, P.C.	William G. Miller
7633 East 63rd Place, Suite 210	5025 Harrington Rd.
Tulsa, OK 74133	Harrington, GA 30022
Phone: (918) 254-4997	Phone: (678) 762-4739
Facsimile: (918) 254-2988	Facsimile: (678) 762-9868

Or to such other address as a party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 4.4 Governing Law. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law of such State.

Section 4.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, under applicable law or regulation, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable to otherwise illegal constituted a material inducement to a party’s execution and delivery of this Agreement, such provision shall not be reformed unless prior to any reformation that party agrees to be bound by the reformation.

Section 4.6 Entire Agreement. This Agreement supersedes any other agreements oral or written between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Executive by TSPT.

Section 4.7 Amendments. Any amendment or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by the parties hereto.

Section 4.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, executors, representatives, heirs, successors and permitted assigns.

Section 4.9 Assignment. This Agreement is personal in nature and the parties shall not, without written consent, assign, transfer or delegate this Agreement or any rights of obligations hereunder.

Section 4.10 Waivers. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in a writing signed by the party to be bound. No waiver by a party hereto at any time of any breach or noncompliance with any provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same or at any prior or subsequent time.

Section 4.11 No Conflicting Agreement. The Executive represents and warrants that he is not a party to any Agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

Section 4.12 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts (whether by facsimile or otherwise), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE:

/s/ WILLIAM G. MILLER
William G. Miller

TEAM SPORTS ENTERTAINMENT, INC.

/s/ ROBERT J. WUSSLER
Robert Wussler, Chairman